EXHIBIT NO. 99.1

[LOGO]                                                                                               News Release

Media Contact: Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826

Investor Contact: Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

Aurora Capital Group Contacts: Gerald L. Parsky and John T. Mapes (310) 551-0101

AK Steel Signs Sale Agreement for Douglas Dynamics

MIDDLETOWN, OH, March 1, 2004 — AK Steel (NYSE: AKS) announced today that it has signed an agreement to sell its wholly-owned subsidiary, Douglas Dynamics, LLC to DDL Acquisition Corporation, formed by Aurora Capital Group of Los Angeles. Douglas Dynamics is one of the country’s leading manufacturers of snow and ice removal equipment with operations in Milwaukee, Wisconsin, Johnson City, Tennessee and Rockland, Maine. Terms of the sale were not disclosed. The sale is subject to completion of the buyer’s due diligence and customary closing conditions, as well as regulatory review. AK Steel said it expects to complete the sale by March 31, 2004.

In October of 2003, AK Steel announced its intention to sell Douglas Dynamics along with the Greens Port Industrial Park located in Houston, Texas and to use the proceeds primarily to reduce debt. On February 13, 2004, AK Steel announced that it had signed an agreement to sell the Greens Port Industrial Park to Greensport Management LLC of Houston. The sale of Greens Port is also expected to be completed by March 31, 2004. AK Steel said it expects the two sales transactions to generate total cash proceeds of approximately $340 million after estimated fees and expenses, resulting in a pre-tax gain of approximately $250 million. At this time AK Steel does not anticipate any material income tax payments in conjunction with these transactions.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products.

Aurora Capital Group is a private investment firm based in Los Angeles, focused on investing capital in middle-market companies in partnership with operating management.

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